PEASE OIL & GAS COMPANY



Pease and Carpatsky Agree to Amend Merger Agreement

Grand Junction,  Colorado - January 11, 2000 - Pease Oil and Gas Company (OTCBB:
WPOG) announced today that it has revised the terms of its Merger Agreement as a result of Carpatsky Petroleum, Inc.'s (CDNX:KPY) $4,000,000 sale of its Series A Convertible Preferred Shares to Bellwether Exploration Co. (NASDAQ:BELW).

As previously reported by both Carpatsky and Bellwether, on December 30, 1999, Carpatsky sold 95.45 million of its preferred shares and warrants to acquire
12.5 million Common Shares to Bellwether Exploration Co. for $4 million. The preferred shares are convertible (at US $0.08 per share) into 50 million Carpatsky Common Shares (approximately 40% of Carpatsky's equity), do not carry a preferential dividend and carry majority voting rights in Carpatsky. In connection with this investment, J. P. Bryan, Chairman and CEO of Bellwether became the Chairman and CEO of Carpatsky and three Carpatsky directors retired and were replaced by four Bellwether appointees, giving Bellwether five of the now eight directorships of Carpatsky.

In connection with the financing, the terms of the merger between Carpatsky and Pease were amended to (1) approve the Bellwether investment and commit Pease to issue a similar class of preferred stock to Bellwether upon consummation of the merger, (2) revise the sharing ratio so that the Pease shareholders will retain, in the aggregate, a 12.5% interest in the merged entity after giving affect to the Bellwether financing, and (3) modify such other terms as necessary to take recent events into account.


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Patrick J. Duncan, President of Pease Oil & Gas, stated that, "Completion of the
Bellwether financing allows Carpatsky to significantly strengthen its financial position by funding its current obligations, amending the terms of its licensing agreement in Ukraine, securing its full contractual rights in the RC field, and providing sufficient capital for near-term operations. The combination of Pease with Carpatsky and the Bellwether investment, will be fully reflected in a Registration Statement expected to be filed with the U. S. Securities and Exchange Commission early next week. Once the registration statement becomes effective, it will be followed by stockholders meetings of both Carpatsky and Pease to vote upon the proposed merger."

Further information contact:        Pease Oil and Gas Company
                                    Patrick J. Duncan, President
                                    970-245-5917

Forward-Looking Statements: The statements in this report regarding the filing of a Registration Statement, issuance of shares, terms of the merger transaction, sufficient capital for near-term operations, and the other quoted statements by Company officials are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the Securities and Exchange Commission. Such factors include, among others: the uncertainty that the contemplated merger will ultimately close for any reason, material unknown factors discovered during further due diligence; potential adverse changes in either company's business; the uncertainty of shareholder and regulatory approvals; uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves; operational risks inherent in the oil and gas industry with corresponding exposure to delays; significant cost overruns; mechanical problems; the highly competitive nature of the oil and gas industry with corresponding shortages of equipment and personnel; the uncertain cost and pricing environment in the oil and gas industry; and the commercial and country risks associated with doing business in the Republic of Ukraine. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.